Exhibit 99.1

Press Release New York

SOTHEBY’S ANNOUNCES 2010 FIRST QUARTER RESULTS

• First Quarter Revenues Increase 87% to $101.9 million
• Operating Expenses Decline $15.7 million, or 14%, in the First Quarter
• First Quarter Net Loss of ($2.2) million Improves 94% from the Prior Year Net Loss of ($34.5) million
• May 2010 Impressionist and Modern Art Evening Sale Totals $195.7 million, 219% Above Prior Year Total of $61.4 million

May 6, 2010, New York -- Sotheby’s (NYSE: BID) today announced results for the quarter ended March 31, 2010.

Total revenues increased 87% to $101.9 million in the first quarter of 2010 largely due to the $45.0 million, or 117%, increase in auction commission revenues from the prior period. The increase in auction commission revenues was driven by the strong Impressionist and Contemporary Art net auction sales results in London, in February, which increased $208.1 million, or 243% from the prior year. This is partially offset by a 10% decline in auction commission margin from 19.2% to 17.2% because of the change in sales mix towards higher valued items in the quarter, which decreased our buyer’s premium rate due to our sliding scale rate structure (there was a 120% increase in the number of lots sold over $1 million, at which point the buyer’s premium rate decreases from 20% to 12%). Despite the significant increase in sales volume, operating expenses declined $16.2 million, or 15%, due in part to the absence of certain expenses in 2010 that were incurred in 2009 and, to a lesser extent, the effect of cost reduction initiatives implemented in 2009. Net loss for the first quarter was ($2.2) million, or ($0.03) per diluted share, an improvement of 94% from the prior year figure of ($34.5) million, or ($0.53) per diluted share.

Because of the seasonal nature of the art auction market, auction sales in the first quarter have historically represented only approximately 7%-15% of annual auction sales, and the first quarter has historically been a loss period for the Company. As a result, first quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six and twelve month periods, which better reflect the auction market business cycle.

“The renewed art market momentum that began last autumn continued into the first quarter and we are delighted with our results,” said Bill Ruprecht, President and Chief Executive of Sotheby’s. “The quarter saw an impressive increase in revenues and at the same time, a decrease in operating expenses, leading to a material improvement to our bottom line. We continue to stay focused on auction commission margins, expense control and improved operating results.

“Also positively contributing to these excellent first quarter results is our continued commitment to private sales, with private sale commissions up 79% in the first quarter. Since 2007, we have underwritten almost $1.7 billion in private sales, and we will continue to focus on this valued service to our clients. Private sales are an important source of revenue for our business and a strategic initiative for Sotheby’s.

“Last night’s Impressionist sale brought outstanding results, more than tripling last year’s May sale, surpassing our November total and coming in near the high end of the pre-sale estimate,” continued Mr. Ruprecht. “We now look forward to next week’s Contemporary sales in New York and a number of exciting sales in London and Europe that will finish out the second quarter.

“We have a strong balance sheet with $215 million of cash at the end of the first quarter, an increase of almost ten times from the prior year, as well as no borrowings under our revolving credit facility,” concluded Mr. Ruprecht.

Second Quarter Sales

Last night in New York, our evening sale of Impressionist and Modern Art brought $195.7 million, coming in at the high end of the pre-sale estimate of $141/204 million and 219% above last year’s result of $61.4 million. The star of the sale was Henri Matisse’s Bouquet de

Fleurs pour le Quatorze Juillet which brought $28.6 million against the pre-sale estimate of $18/25 million. Another highlight was Claude Monet’s Effet de Printemps à Giverny which brought $15.2 million, also above the pre-sale estimate of $10/15 million. A strong 88% of the lots were sold and 43 lots, or three quarters of the lots offered, went for $1 million or more.

Last month in Hong Kong, our week long series of sales brought $256 million, surpassing the pre-sale high estimate of $217 million by a wide margin and setting the record for the highest total achieved for a sales series at Sotheby’s Hong Kong. Numerous records were set and almost all of the sales exceeded pre-sale high estimates. A white jade Qianlong period seal sold for $12.3 million and an 18th century court pearl necklace brought $8.7 million in the Chinese Ceramics and Works of Art sale (above the pre-sale estimate of $6/8 million and $1/2 million, respectively). And a necklace comprising 50 white diamonds sold for $6.7 million, while a 5.16-carat pear-shaped internally flawless fancy vivid blue diamond, the “DeBeers Millennium Jewel 11” brought $6.4 million, both in the Magnificent Jewels sale (above the pre-sale estimate of $4/5 million and $5/6 million, respectively).

Last month in New York, our Magnificent Jewels sale brought $34.7 million, surpassing the pre-sale high estimate and bringing the second highest total for a various owner Magnificent Jewels sale in New York ever. The top lot of the sale was a 100 carat fancy vivid yellow diamond necklace which brought $3.6 million, above the pre-sale estimate of $2/3 million. Another extraordinary piece was a fancy intense pinkish orange 7.67 carat diamond ring which sold for $3.1 million or $405,019 per carat.

Upcoming Sales

Next week, our Contemporary Art sales take place in New York with a pre-sale estimate of $155/220 million which compares to the prior year’s pre-sale estimate of $80/112 million that brought $75.5 million. Highlighting the sales is Mark Rothko’s Untitled, a large fiery red canvas from 1961 that has a pre-sale estimate of $18/25 million. Also leading the sales is Andy Warhol’s Self Portrait which is one of a series of five that were completed not long before his death and Brice Marden’s Cold Mountain I (Path) arguably the most important of his works ever to be sold at auction. Both works have a pre-sale estimate of $10/15 million.

Other featured works are by Jackson Pollock, Agnes Martin, Roy Lichtenstein and Willem de Kooning.

Also next week, in Geneva, the Magnificent Jewels sale will include a magnificent emerald-cut white diamond weighing 52.82-carats and a highly important pear-shaped fancy vivid blue diamond weighing 5.02-carats, both of which are set as rings (pre-sale estimates of $7 million and $4/7 million, respectively). There are a number of beautiful white and colored diamonds featured in the auction and the entire sale has a total pre-sale estimate of $34/49 million which compares to the prior year’s pre-sale estimate of $28/41 million that brought $35.8 million.

The contents of Albemarle House, the magnificent home of vintner and philanthropist, Patricia Kluge will be offered in a two-day auction, which will take place on June 8th and 9th, and will be held on the premises, located outside of Charlottesville, Virginia. Mrs. Kluge’s collection of several hundred works of outstanding Georgian furniture, decorative objects and paintings is estimated in excess of $13.5 million.

This June we will sell the long lost art trove of the legendary art dealer Ambroise Vollard in London and Paris. Vollard was a Parisian art dealer who played a pivotal role in the development of the Impressionist and Modern art market by representing Picasso, Van Gogh, Renoir and Cézanne, among others. The works were found in 1979 in a bank vault at the Société Générale in Paris where they had been deposited during 1939, soon after Vollard’s death, by Erich Slomovic, an associate of Vollard’s to whom he had consigned the works. Thereafter, Slomovic fled to Yugoslavia where he died at the hands of the Nazis in 1942. As a result, the contents of the vault remained untouched for 40 years. The star of the offerings is a wonderful landscape by André Derain, Arbes à Collioure, which has a pre-sale estimate of $14/21 million.

Highlighting our July Old Master Paintings sale in London is Turner’s amazing masterpiece, Modern Rome – Campo Vaccino. The sun-filled panorama is arguably one of Turner’s finest depictions of an Italian city and has only come to market once before in its lifetime. The piece was purchased in 1878 by the 5th Earl of Rosebery and his wife Hannah Rothschild and has been in the family collection ever since. The painting has a pre-sale estimate of $18/27 million.

In New York on June 21st and 22nd, Sotheby’s will offer Photographs from the Polaroid Collection. The collection includes more than 1,200 works by many of the leading photographers of the second half of the 20th century. Among them are Peter Beard, Chuck Close, William Wegman, David Levinthal, Robert Frank, David Hockney, Robert Mapplethorpe and, perhaps most significantly, Ansel Adams, who is represented by over 400 photographs. The collection is estimated to bring $7.5/11.5 million.

Contacts:
Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

Note: Estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the success of our cost savings initiatives, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

Financial Table Follows

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Thursday, May 6, 2010, at 4:45 PM EDT. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 71090237.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Revenues:
Auction and related revenues	$95,627	$45,978
Finance revenues	2,613	2,419
Dealer revenues	2,520	4,746
License fee revenues	705	779
Other revenues	414	506
Total revenues	101,879	54,428

Expenses:
Direct costs of services	6,871	9,160
Dealer cost of sales	1,788	8,666
Marketing expenses	2,965	2,913
Salaries and related costs	46,618	47,960
General and administrative expenses	31,243	30,432
Depreciation and amortization expense	4,371	5,372
Restructuring charges	119	5,716
Total expenses	93,975	110,219

Operating income (loss)	7,904	(55,791)

Interest income	353	1,600
Interest expense	(11,619)	(11,154)
Extinguishment of debt	-	1,039
Other income (expense)	61	(2,387)

Loss before taxes	(3,301)	(66,693)
Equity in earnings (losses) of investees, net of taxes	208	(151)
Income tax benefit	(916)	(32,352)

Net loss	$(2,177)	$(34,492)

Basic and diluted loss per share - Sotheby's common shareholders	$(0.03)	$(0.53)

Weighted average basic and diluted shares outstanding	65,995	64,945
Cash dividends paid per common share	$0.05	$0.15